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As filed with the Securities and Exchange Commission on April 1, 2004

Registration Number 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE ST. PAUL TRAVELERS COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State of incorporation)	41-0518860 (I.R.S. Employer Identification Number)

385 Washington Street
St. Paul, Minnesota 55102
(651) 310-7911
(Address of principal executive offices)

TRAVELERS PROPERTY CASUALTY CORP. 2002 STOCK INCENTIVE PLAN
TRAVELERS PROPERTY CASUALTY CORP. COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
TRAVELERS 401(k) SAVINGS PLAN
(Full title of the plan)

Bruce A. Backberg, Esq.
Senior Vice President and Corporate Secretary
The St. Paul Travelers Companies, Inc.
385 Washington Street
St. Paul, MN 55102
(651) 310-7911
(Name, address and telephone number of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, without par value	34,672,000 shares	$39.62	$1,373,704,640	$174,048

Common Stock, without par value	866,800 shares(4)	$39.62	$34,342,616	$4,351

Total	35,538,800 shares	$39.62	$1,408,047,256	$178,399

(1)
Pursuant to the Agreement and Plan of Merger dated as of November 16, 2003, as amended from time to time (the "Merger Agreement"), by and among the Registrant, Travelers Property Casualty Corp. ("Travelers") and Adams Acquisition Corp. ("Merger Sub"), Merger Sub was merged with and into Travelers on April 1, 2004. In accordance with the Merger Agreement, each outstanding option to purchase shares of Travelers common stock granted under the Travelers Property Casualty Corp. 2002 Stock Incentive Plan (or the related Travelers Property Casualty Corp. Compensation Plan for Non-Employee Directors) (the "2002 Plans"), whether vested or unvested, was converted at the effective time of the merger into an option to purchase shares of the Registrant common stock on the same terms and conditions under which it was issued. The number of shares of the Registrant common stock subject to each such stock option equal the number of the shares of Travelers common stock subject to each converted stock option multiplied by 0.4334, the exchange ratio. The stock option has a per-share exercise price equal to the per-share exercise price specified in the Travelers stock option divided by the exchange ratio. Other types of stock-based awards relating to Travelers common stock granted under the 2002 Plans were treated similarly. In connection with the merger, the Registrant also assumed the Travelers 401(k) Savings Plan, as amended. The Registrant expects to issue stock options, stock based awards and/or shares of common stock of the Registrant, as applicable, under each assumed plan, to eligible participants, but not to individuals who were employed by the Registrant or any of its subsidiaries immediately before the closing of the merger.
(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding common shares of the Registrant.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act, based on the average of the high and low sales prices per share of the Registrant's common stock on March 25, 2004, as reported on the New York Stock Exchange.
(4)
Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Travelers 401(k) Savings Plan.

Part II—Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

        The following documents filed with the Securities and Exchange Commission (the "SEC") by The St. Paul Travelers Companies, Inc. (the "Company") are incorporated in this Registration Statement by reference:

  (1)
  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 3, 2004;

  (2)
  The Company's Current Reports on Form 8-K filed with the SEC on March 18, 2004, March 19, 2004, March 29, 2004 and April 1, 2004; and

  (3)
  The description of the Company's Common Stock contained in its registration statement on Form 8-A, including any amendments or supplements thereto.

        All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such documents.

        Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Bruce A. Backberg, Senior Vice President and Corporate Secretary of the Company, has given his opinion about certain legal matters affecting the assumed plans registered under this Registration Statement. Mr. Backberg owns, or has the right to acquire, a number of shares of the Company's common stock which represents less than 1% of the total outstanding common stock of the Company. Mr. Backberg is not eligible to participate in the assumed plans.

Item 6. Indemnification of Directors and Officers

        Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation such as the Company shall indemnify any director, officer, or employee of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer or employee of the corporation if the person generally (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith, (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. For these purposes, "proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

        The Bylaws of the Company provide, subject to certain exceptions, that directors and officers of the Company and certain others shall be indemnified by the Company to the fullest extent permitted or required by Minnesota Statute Section 302A.521.

        The Company maintains directors' and officers' liability insurance, including a reimbursement policy in favor of the Company.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit	Description
4.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to the Company's Form 8-K filed with the SEC on April 1, 2004).
4.2	Bylaws of the Company (incorporated herein by reference to the Company's Form 8-K filed with the SEC on April 1, 2004).
5.1	Opinion and consent of Bruce A. Backberg, Esq.
5.2	Internal Revenue Service Determination Letter, dated March 4, 2004, for the Travelers 401(k) Savings Plan.
23.1	Consent of Bruce A. Backberg, Esq. (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24	Powers of Attorney.
99.1	Travelers Property Casualty Corp. 2002 Stock Incentive Plan.
99.2	Travelers Property Casualty Corp. Compensation Plan for Non-Employee Directors.
99.3	Travelers 401(k) Savings Plan, dated August 20, 2002.
99.4	Amendment No. 1 to the Travelers 401(k) Savings Plan, dated March 5, 2003.
99.5	Amendment No. 2 to the Travelers 401(k) Savings Plan, dated June 30, 2003.
99.6	Amendment No. 3 to the Travelers 401(k) Savings Plan, dated December 23, 2003.
99.7	Amendment No. 4 to the Travelers 401(k) Savings Plan, dated March 30, 2004.

Item 9. Undertakings

        (a)   The Company hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

    individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on April 1, 2004.

THE ST. PAUL TRAVELERS COMPANIES, INC.
By:	/s/ Bruce A. Backberg
Name:	Bruce A. Backberg
Title:	Senior Vice President and Corporate Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: April 1, 2004	/s/ Jay S. Fishman Jay S. Fishman, Director, Chief Executive Officer
Date: April 1, 2004	/s/ Jay S. Benet Jay S. Benet, Executive Vice President and Chief Financial Officer
Date: April 1, 2004	/s/ John C. Treacy John C. Treacy, Vice President and Corporate Controller (principal accounting officer)
Date: April 1, 2004	/s/ Howard P. Berkowitz Howard P. Berkowitz*, Director
Date: April 1, 2004	/s/ Kenneth J. Bialkin Kenneth J. Bialkin*, Director
Date: April 1, 2004	/s/ Carolyn H. Byrd Carolyn H. Byrd*, Director
Date: April 1, 2004	/s/ John H. Dasburg John H. Dasburg*, Director
Date: April 1, 2004	/s/ Leslie B. Disharoon Leslie B. Disharoon*, Director
Date: April 1, 2004	/s/ Janet M. Dolan Janet M. Dolan*, Director
Date: April 1, 2004	/s/ Kenneth M. Duberstein Kenneth M. Duberstein*, Director

Date: April 1, 2004		/s/ Lawrence G. Graev Lawrence G. Graev*, Director
Date: April 1, 2004		/s/ Meryl D. Hartzband Meryl D. Hartzband*, Director
Date: April 1, 2004		/s/ Thomas R. Hodgson Thomas R. Hodgson*, Director
Date: April 1, 2004		/s/ William H. Kling William H. Kling*, Director
Date: April 1, 2004		/s/ James A. Lawrence James A. Lawrence*, Director
Date: April 1, 2004		/s/ Robert I. Lipp Robert I. Lipp*, Chairman of the Board, Director
Date: April 1, 2004		/s/ Blythe J. McGarvie Blythe J. McGarvie*, Director
Date: April 1, 2004		/s/ Glen D. Nelson Glen D. Nelson*, Director
Date: April 1, 2004		/s/ Clarence Otis, Jr. Clarence Otis, Jr.*, Director
Date: April 1, 2004		/s/ Jeffrey M. Peek Jeffrey M. Peek*, Director
Date: April 1, 2004		/s/ Nancy A. Roseman Nancy A. Roseman*, Director
Date: April 1, 2004		/s/ Charles W. Scharf Charles W. Scharf*, Director
Date: April 1, 2004		/s/ Gordon M. Sprenger Gordon M. Sprenger*, Director
Date: April 1, 2004		/s/ Frank J. Tasco Frank J. Tasco*, Director
Date: April 1, 2004		/s/ Laurie J. Thomsen Laurie J. Thomsen*, Director
Date: April 1, 2004	*By:	/s/ Bruce A. Backberg Bruce A. Backberg, Attorney-in-fact

TRAVELERS 401(K) SAVINGS PLAN

        Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on April 1, 2004.

TRAVELERS 401(K) SAVINGS PLAN
By:	Travelers Property Casualty Corp.
	By:	/s/ Diane D. Bengston
	Name:	Diane D. Bengston
	Its:	Senior Vice President, Human Resources

EXHIBIT INDEX

Exhibit	Description	Method of Filing
4.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to the Company's Form 8-K filed with the SEC on April 1, 2004).	Incorporated by reference
4.2	Bylaws of the Company (incorporated herein by reference to the Company's Form 8-K filed with the SEC on April 1, 2004).	Incorporated by reference
5.1	Opinion and consent of Bruce A. Backberg, Esq.	Filed Electronically
5.2	Internal Revenue Service Determination Letter, dated March 4, 2004, for the Travelers 401(k) Savings Plan.	Filed Electronically
23.1	Consent of Bruce A. Backberg, Esq. (included in Exhibit 5.1).	—
23.2	Consent of KPMG LLP.	Filed Electronically
24	Powers of Attorney.	Filed Electronically
99.1	Travelers Property Casualty Corp. 2002 Stock Incentive Plan.	Filed Electronically
99.2	Travelers Property Casualty Corp. Compensation Plan for Non-Employee Directors.	Filed Electronically
99.3	Travelers 401(k) Savings Plan, dated August 20, 2002.	Filed Electronically
99.4	Amendment No. 1 to the Travelers 401(k) Savings Plan, dated March 5, 2003.	Filed Electronically
99.5	Amendment No. 2 to the Travelers 401(k) Savings Plan, dated June 30, 2003.	Filed Electronically
99.6	Amendment No. 3 to the Travelers 401(k) Savings Plan, dated December 23, 2003.	Filed Electronically
99.7	Amendment No. 4 to the Travelers 401(k) Savings Plan, dated March 30, 2004.	Filed Electronically

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Part II—Information Required in the Registration Statement
SIGNATURES
EXHIBIT INDEX